Exhibit 10.4

Office (Seat) Lease Contract

Contract No.:

Signing date:

Party A (Supplier):

Party B (Customer):

In accordance with relevant national laws and regulations, Party A and Party B enter into this contract on the lease of office (seat) by Party B from Party A through negotiation on the basis of equality, voluntariness, fairness and good faith.

I. Working space and lease

1. Party A is the provider and manager of the commercial office center under the contract (hereinafter referred to as the "Center"). According to the contract and the Entry Rules (see the website of Distrii for details: www.distrii. com), agree Party B to jointly use the Center with Party A. Party A has the right to make adjustments to the Entry Rules from time to time via announcement on the website of Distrii.

2. Party A shall provide working space to Party B in accordance with the contract. The contract lists the working space provided by Party A to Party B (see Annex I for details: Lease Details). Under specific conditions, Party A has the right to reassign the working space for Party B, but the accommodating capacity of the reassigned space shall be the same as that of the original working space, and the working environment standard shall not be lower than the original one. Party A shall notify Party B of the above changes in writing 30 days in advance.

3. During the normal operation time of the Center, Party A shall provide the lease service listed in the Service Description and Price Guide according to Party B's requirements. If Party A deems that a special requirement of Party B results in excessive workload, Party A shall have the right to charge additional fees. If Party B deems that Party A fails to provide the lease service agreed in this contract, Party B shall notify Party A in writing, and Party A shall correct within a reasonable period after receiving the written notice.

4. Party A shall not make any statement or commitment on the security of the network used by Party B and any information released by Party B, and Party A shall bear no responsibility for Party B's behaviors. Party B shall take any safety measures it deems appropriate to meet its needs.

5. If Party A is unable to provide Party B with the working space and lease service agreed in this contract for any of the following reasons, Party A shall try to provide Party B with a suitable substitutive working space in other commercial office centers managed by Party A, and both parties shall negotiate and sign a new lease contract or supplementary agreement: (a) Change of construction scheme, delay of govermental permission, etc.; (b) All other obstacles encountered in obtaining space in the Center; (c) Other circumstances where Party A is unable to provide Party B with the working space and lease service agreed in this contract. This clause does not apply to force majeure.

II. Party B’s rights and obligations

1. Party B shall have the right to use the working space provided by Party A according to the contract. Party A shall share the public area in the working space with Party B, provide necessary services for Party B and assist Party B to create a better working environment. Party B shall abide by the Entry Rules formulated by Party A and jointly maintain a good working environment.

2. The working space shall only be used for work purposes, and Party B shall be engaged in legal and compliant business activities within its business scope. Without the written consent of Party A, Party B shall not advertise in the working space or in the Center.

3. Without Party A's prior written consent, Party B shall not transfer any of its rights and obligations under this contract to any third party.

4. Party B promises and guarantees that: The information provided to Party A is true and accurate, and Party B together with any of its members must abide by the Entry Rules of Party A, so as to avoid personal and property interference, damage and danger to Party A or any third party; Party B will not carry out business activities with retail characteristics, requiring frequent visiting or accepting a large numbers of visitors in the working space or any area of the Center (including but not limited to business activities with high market risk such as financial management, education, retail, insurance, medical clinic, training and P2P), and shall not copy the keys, access control and any articles and software that can be used to enter the office area of the Center; Party B will be fully liable for any damage to Party A or any third party caused by Party B's members or associated visitors' violation of laws, provisions of this contract or Entry Rules.

5. Party B shall not be engaged in business activities competing with the "service office", "shared office" or its affiliated lease provided by Party A. If Party B violates this article, Party A shall have the right to terminate this contract and require Party B to bear the liability for breach of contract.

6. With the prior written consent of Party A, Party B may take the address provided by Party A as the registered address. If Party B takes the address provided by Party A as the registered address or changes its existing registered address to the address provided by Party A after obtaining the written consent of Party A, before the date of termination of the contract, Party B shall go through the formalities of address cancellation or change with the local competent authority (including but not limited to the local administrative department for industry and commerce), and provide the original of the changed business license to Party A for review and verification. If Party B fails to complete the formalities of address cancellation or change and provide the original of the changed business license to Party A for review and verification before the date of termination of the contract, Party B shall pay liquidated damages twice the daily rent of the working space to Party A until the cancellation or change formalities are completed, and Party A shall have the right to take legal measures to cancel the registered address occupied by Party B. In addition, Party A shall have the right to deduct the above liquidated damages and handling fees from Party B's lease deposit or collect them from Party B separately. If the above liquidated damages and fees are insufficient to compensate Party A’s losses due to Party B's violation of the above provisions, Party A shall have the right to require Party B to pay the insufficient part.

7. Party B shall not change any main structure and decoration layout in the working space, and must properly protect and use all property in the Center, including but not limited to the facilities, equipment, devices, furniture, and property in the public area of the Center available for use by Party B. Without the consent of Party A, Party B shall not install cables and wires, information technology equipment or telecommunication equipment, and Party A shall have the right to refuse such installation. With the consent of installation of Party A, Party B shall allow Party A to supervise the installation (for example, information technology equipment or power system) to ensure that such installation will not affect the use of the Center and the building where the Center is located by Party A, other customers or the owner.

8. Party B shall be liable for any personal and property damage caused by Party B or other personnel that enter the Center with the express or implied invitation or permission of Party B (including but not limited to all employees of Party B, contractors, agents or other persons present at the site). Party A may refuse minors to enter the working space. If Party B and its members bring minors into the working space in violation of this article, Party B shall bear the responsibilities for personal damage to the minors or losses to Party A or any third party.

9. Party B shall continuously insure against property risks and public liability for Party B itself, Party B's employees and its visitors in the form and amount suitable for Party B's business during the lease term, and the insurance shall cover the personal and property loss, harm or damage to Party B, Party B's employees and its visitors. Party B shall ensure that Party A is listed as the joint beneficiary in all such insurance policies, and Party B shall waive the right of subrogation against Party A and the owner of the working space. At the request of Party A, Party B shall provide insurance certificate. Party B shall bear all losses and liabilities arising from Party B's failure to purchase the above insurance or the insured amount is insufficient to make up.

10. Party B shall abide by relevant laws and regulations in operation and shall not be engaged in any illegal act in the Center. Party B shall not have any behavior that affects Party A or others' use of the Center, cause any intrusion or obstruction, increase the insurance premium to be borne by Party A, or cause loss or damage to Party A or any obligee of the building where the Center is located (including damage to goodwill and reputation). Party B confirms that: The foregoing terms are the basis for Party A to sign this contract. Any violation of the foregoing terms by Party B will result in material breach of this contract. Party A shall have the right to unilaterally terminate this contract, confiscate the lease deposit, and require Party B to compensate for corresponding losses.

11. Party B and its members, agents, contractors, visitors, etc. shall abide by the local regulations on smoking control in public places.

12. In case of any violation, Party A or the property management company shall have the right to collect evidence by taking photos, videos and other means, and have the right to require Party B to correct it. If Party B refuses to correct, it will be handed over to the relevant functional departments for handling, and Party A shall have the right to require Party B to compensate for the losses.

III. Party A’s rights and obligations

1. Party A may enter Party B's working space after notifying Party B in advance when it is necessary for testing, repair or other non-routine inspection, cleaning and maintenance work; in case of emergency, Party A shall have the right to enter Party B's working space as required.

2. Party A shall have the right to transfer its rights and obligations under this contract to any affiliate of Party A or any third party.

3. If Party B leaves any belongings in Party A's center after the termination of the contract, Party A shall have the right to dispose of these belongings at will, and the expenses for disposing of these belongings shall be borne by Party B. Party A shall bear no responsibility to Party B, and Party B shall have no right to claim the proceeds from the disposal of such belongings. After Party B moves out of the working space, if Party B requires Party A to continue to provide it with a lease for receiving letters, faxes, answering phones, receiving and properly transferring visitors, Party A will charge one-time business continuation rent (this fee has been explained in the Entry Rules), and the lease term is 1 month from the date of termination of this contract.

4. Party A shall not be liable to Party B for any loss or damage related to this contract, the lease accepted or the working space, unless such loss or damage is caused by Party A's intentional or gross negligence. Party A shall not be liable to the damage caused to Party B due to Party A's failure to provide lease because of mechanical equipment failure, strike, loss of Party A's rights and interests in the building including the Center, except for Party A's intentional or gross negligence. In any case, Party B shall notify Party A in writing and allow Party A to correct within reasonable time, otherwise Party A shall not be liable for any loss or damage to Party B.

5. In any case, if Party A needs to bear corresponding compensation liability to Party B, the amount of liability borne by Party A shall be subject to the following restrictions:

5.1 The compensation for personal injury or death shall be borne according to the actual fault liability, but the maximum amount shall not exceed RMB 1 million.

5.2 Except for Party B's direct economic loss proved by evidence, Party A shall not be liable for any indirect loss or expected loss (including but not limited to Party B's business loss, profit loss, expected loss, data damage or loss, other indirect losses claimed by any third party, etc. Party A strongly recommends Party B to purchase insurance for all such potential loss, damage or liability).

5.3 In principle, the compensation for other losses or damages shall be the actual losses of Party B, but the upper limit shall not exceed 125% of all expenses paid by Party B from the date when Party B moves into the working space to the date when the disputed claim occurs.

IV. Lease deposit

1. Lease deposit: Unless other amounts and payment methods have been specified in Annex I, Party B shall pay lease deposit equivalent to the rent of 3 months when signing this contract, and shall pay up the initial rent and the lease deposit within 5 working days after signing this contract.

2. The lease deposit shall be kept by Party A, and after the termination of this contract and settlement, it shall be returned to Party B without interest, deducting the unpaid expenses payable by Party B, business continuation rent, house restoration expenses, liquidated damages (if any) and other receivables of Party A.

3. The lease deposit is for guaranteeing Party B’s performance of its obligations under the contract, and Party A shall have the right to deduct it in accordance with the contract. If the lease deposit is deducted by Party A due to Party B's breach of contract or other reasons, Party B shall make up according to the requirements of electronic bill; if Party B fails to enter as agreed or requires to terminate the contract in advance due to its own reasons, the lease deposit will not be refunded.

V. Expenses

1. Party B shall pay the fixed-line telephone setting fee (if any) according to the number of fixed-line telephone terminals before entering. See Annex I: Lease Details for the fee standard.

2. Party A is always committed to reducing the environmental burden and encouraging Party B to participate in environmental protection. Therefore, Party A shall issue and send the electronic bill. Party B shall pay through bank transfer and other means.

3. If Party B fails to take over the working space on the delivery date due to its own reasons, Party A shall be deemed to have completed the delivery of the working space, and Party A shall have the right to charge rent and other expenses normally from the delivery date.

4. The initial rent shall be paid in accordance with Clause 1, Article IV of this contract. Thereafter, Party B shall pay the rent of the next period before the 20th day of the last month of current period. The rent is confirmed as follows: if the rent is charged on a daily basis, the fee shall be calculated by multiplying the daily fee by the number of days agreed in the contract; if the rent is charged on a monthly basis, the rent for less than one month shall be calculated based on the number of days, and the daily fee shall be subject to the monthly rent divided by the calendar days of the current month.

5. For the expenses and relevant taxes payable on demand (according to the rate issued by Party A, which may change from time to time), Party A shall issue a bill after the occurrence of the expenses, and Party B shall pay according to the payment date specified on the electronic bill.

6. If Party B enjoys discounts, promotions and concessions, but violates any clause of this contract or makes more than two overdue payments, Party A shall have the right to stop granting all kinds of discounts, promotions and concessions to Party B; At the time of settlement, Party B shall make up the amount of the corresponding discounts, promotions and concessions, which shall be the difference between the original price before discounts, promotions and concessions and the amount actually paid by Party B.

7. If Party B fails to pay the due fees on time, it shall pay Party A liquidated damages of 0.5% for each overdue day. If the payment is overdue for more than 10 days, Party A shall have the right to immediately suspend all services (including but not limited to refusing Party B to enter the working space).

8. On the date of termination of the contract at the latest, Party B shall clear the working space used and return it to Party A after restoring it to its original situation at the time of entering. If Party B continues to occupy the working space after the termination of the contract, Party B shall bear the use expenses twice the service charge agreed in the contract and all other expenses incurred during the occupation period, and compensate Party A for any loss caused by the above reasons. If Party B continues to occupy the working space for more than 15 days after the termination of the contract, Party A shall have the right to take necessary measures to clear the site, and the resulting losses shall be borne by Party B, including but not limited to the expenses for restoring the working space to its original situation.

VI. Term and Termination

1. If the term of the lease contract is less than 2 years, Party A will inform Party B in writing of the renewal of the lease contract [3] months before the expiration of the contract, and Party B shall reply within 15 working days after receiving Party A’s written notice of renewal; if Party B fails to reply within the above-mentioned term, then Party B shall be deemed to agree on the renewal, and the lease contract shall be automatically renewed successfully.

2. If the term of the lease contract is more than or equal to 2 years, Party A will inform Party B in writing of the renewal of the lease contract [6] months before the expiration of the contract, and Party B shall reply within 15 working days after receiving Party A’s written notice of renewal; if Party B fails to reply within the above-mentioned term, then Party B shall be deemed to agree on the renewal, and the lease contract shall be automatically renewed successfully.

3. In case of any of the following circumstances, Party A shall have the right to send a written notice to Party B to terminate the contract immediately (the date of termination of the contract is the date specified in the written notice sent by Party A), confiscate the lease deposit and all rent and additional rent (if any) paid by Party B, and require Party B to pay liquidated damages equivalent to 3 months' rent. If the lease deposit and liquidated damages are insufficient to make up for Party A's losses, Party A shall have the right to require Party B to compensate. Meanwhile, Party A shall have the right to immediately provide the working space to any third party, and the losses thus caused to Party B shall be borne by Party B: (a) Party B changes the purpose of the house arbitrarily without the consent of Party A; (b) Party B delays in paying any fees for more than 10 days; (c)The unpaid expenses payable by Party B exceed the lease deposit held by Party A at the time; (d) When Party A does not breach the contract, Party B unilaterally requests to terminate the contract (whether Party B actually enters or not); (e) Party B is insolvent, goes bankrupt, goes into liquidation or is unable to pay off its due debts; (f) Party B or any of its members fails to comply with the contract, the Entry Rules or any other policies provided by Party A, and Party B fails to correct within the time limit; (g) Five or more other customers of Party A complain about Party B or any member of Party B, or less than five of Party A's customers that rent Party A's space individually or collectively accounting for 30% or more of the total number of seat on the floor where Party B is located complain about Party B or any member of Party B, the content of the complaint is true and Party B fails to correct within the time limit after being complained; (h) Party B is involved in any illegal behaviors or illegal business activities; (i) Party B is exposed by any media or investigated by government departments for high risks due to problems in its operation, and such problems may have an adverse impact on the image or reputation of Party A or the owner of the working space; (j) Party B has other behaviors in violation of the contract.

4. In any case, Party A shall have the right to unilaterally terminate the contract, but needs to notify Party B one month in advance, and shall return Party B's lease deposit, paid but unused rent and additional rent (if any) without interest after the termination of the contract. This article does not apply to the circumstances listed in Article 6.3.

5. In case of reassignment of working space by Party A described in Article 1.2 or the circumstances in Article 1.5, if Party B does not accept the substitutive working space provided by Party A, either party may terminate this contract after notifying the other party in writing, which shall not be deemed as breach of contract, and both parties shall bear their respective losses caused thereby. After Party B pays the rent, the additional rent and all other expenses incurred before the termination date, Party A shall return the remaining lease deposit to Party B according to Article 4 of this contract.

VII. Force majeure

1. In case of force majeure, the party affected shall immediately notify the other party of the nature, date of occurrence, estimated duration and other relevant details of the event, as well as the extent to which the event hinders the notifying party from performing its obligations under the contract. It shall not be deemed as a breach of contract, and neither party shall be liable for compensation to the other party if the contract cannot be performed or, losses are caused due to force majeure. If both parties suffer losses from force majeure, each party shall bear its own losses.

2. If the office space is defective or unusable due to the above-mentioned force majeure, or any applicable law or other circumstances beyond Party A's control, Party A is not obliged to provide repair services or bear any expenses and compensation that may be incurred as a result.

VIII. Notice

1. The formal notice provided by one party to the other party shall be delivered in writing to the contact address or e-mail address indicated in this contract. If the contact person, contact address or e-mail address or other contact information of either party is changed, it shall notify the other party in writing at least 2 working days in advance. Otherwise, the party to which the change occurs shall bear all the adverse consequences of the failure to deliver the notice.

2. This contract or notices, documents, correspondence or legal documents (including but not limited to documents in litigation, arbitration, execution, notarization and other procedures) related to this contract shall be sent or notified to the contact address and telephone number specified in this contract. The contact addresses filled in this contract by both parties shall be their effective delivery addresses. If any dispute arising from this contract is brought to a court or an arbitration institution, the addresses of the parties listed in this contract shall serve as their respective judicial addresses. The scope of application of their delivery addresses includes arbitration procedures and first instance, second instance and retrial in civil procedures and execution procedures or arbitration procedures. The accepting court or arbitration institution mailing the litigation documents to the delivery address shall be deemed as effective delivery.

IX. Account security of Party B

1. In order to avoid doubt, any behavior of relevant personnel of Party B shall be deemed as the behavior of Party B. Before signing this contract, Party B shall submit its subject qualification certificate and the list and identity card information of the entered members to Party A. Party B promises that the personal information of entered members legally provided or shared by Party B to Party A has been approved by the members, and each member shall provide Party A with the original and copy of the ID card for verification before going through the entering formalities in the Center. If Party B needs to change the list of members, it shall submit a change application in writing in advance. Only after Party B successfully submits the above change application and completes the change formalities, the new members can go through the entering formalities at the Center of Party A. Party A shall have the right to refuse to open access to Party A's App (hereinafter referred to as "Distrii App") to those that are not included in the list of members or the members that do not provide the original ID card for verification.

2. Party B and/or its members shall abide by the laws and regulations of the People's Republic of China in the use of website of Distrii and Distrii App account (collectively referred to as "Party B’s account"), and the use of Party B's account shall not have any agency, partnership, joint venture, guarantee and joint liability relationship with Party A.

3. Party B confirms and agrees that it does not enjoy any ownership and intellectual property rights of Party B's account. In addition, Party B promises that any online behavior of its members and visitors will comply with the laws and regulations of the People's Republic of China, and Party B shall independently bear legal responsibility for all online behaviors of its members and visitors. Party A shall have the right to deal with the violations of Party B's account and restrict and close it.

4. Party B understands and confirms that its company data and the personal data of all entered members will be entered into the Distrii App for Party A to provide more convenient leasing for Party B, including but not limited to turning on the access control system of working space and the access control system of meeting rooms in the working space and using other leasing presented on the Distrii App.

X. Confidentiality terms

1. Unless otherwise agreed in writing by the other party, each party and its affiliates and representatives shall keep terms and conditions and all content of this contract confidential, but each party may disclose them under the following circumstances:

1.1 It is disclosed to the extent required by applicable law or government agency and such disclosure is made to a government agency;

1.2 It is disclosed to the extent required by the rules of any relevant stock exchange;

1.3 It is disclosed to its officers, directors, shareholders, employees and professional consultants to the extent necessary for it to perform its obligations related to this contract;

1.4 It is disclosed to its financing parties (including financing banks), direct or indirect investors or potential transferee (including direct or indirect equity transfer);

1.5 One party uses the other party's name, trademark and other subject information for endorsing its own strength in the process of its own enterprise publicity and brand promotion.

2. Party B understands and confirms that the information, including but not limited to user information, that Party B learns from Party A during the performance of this contract shall be protected by laws and regulations and the privacy policy of Distrii App. Party B can only use it within a reasonable range required for the performance of this contract and shall not disclose the information obtained from Party A to any third party or buy or sell user information in any form.

XI. Dispute Settlement

In case of any dispute during the performance of this contract, both parties shall first deal with it through friendly negotiation. If the negotiation fails, either party shall have the right to bring a lawsuit to the people's court with jurisdiction in the place where Party A resides, and the default party shall bear the reasonable rights protection costs of the observant party (including but not limited to travel expenses, notarial fees, lawyer fees, entrusted file consulting fees, litigation fees, preservation fees, preservation guarantee fees, appraisal fees, execution fees, etc.).

XII. Declaration

Party B confirms hereby: We have carefully read all the terms of this contract and its annexes, the Entry Rules, Service Description and Price Guide (if applicable), and paid special attention to the contents of the terms marked in black. Party A has made a full and complete explanation on the above documents without any omission or misunderstanding. Party A has also taken reasonable measures to specially draw our attention to the terms in the contract that exempt or limit its own liability. We have fully understood the contract and we have no objection to all terms, and sign this contract willingly. If we fail to perform our obligations under this contract or perform our obligations in non-compliance with the contract, we are willing to bear all the responsibilities agreed in this contract.

Party B (signature or seal):

XIII. Others

1. The annexes to the contract, supplementary agreements (if any), Entry Rules, Service Description and Price Guide are integral parts of this contract, and the specific terms in each part of the contract have the same definitions.

2. If Party B violates Article 10, Party A shall have the right to require Party B to make up the price difference and compensate Party A for its losses according to Article 5.6 of this contract. If Party B violates the price confidentiality obligation specified in this contract, it shall pay liquidated damages to Party A, which shall be [twice] the total amount of the contract.

3. During the validity period of this contract and within 6 months after the expiration of this contract, neither Party A nor Party B shall deliberately invite or hire any employee of the other party that works in the Center. This obligation shall apply to any employee works in the Center until 3 months after the termination of labor relationship. Both parties agree that the default party shall pay the observant party liquidated damages equivalent to the employee's one-year salary. This clause does not limit the bona fide employment by either party of independent individuals through public advertising.

4. The contract shall come into effect since it is signed by Party A and Party B. It is in quadruplicate, with each party holding 2 copies respectively, which have the same legal effect.

5. The contract is written in Chinese and the English version is for reference only. In case of any conflict between the Chinese and English versions, the Chinese version shall prevail.

Annex I: Lease Details

(There is no text below)

Party A (seal):	Party B (signature or seal):

Authorized representative (signature or seal):	Authorized representative (signature or seal):